DigiPath, Inc.

CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into as of the 10th day of December 2014 (the “Effective Date”) by and between DigiPath, Inc. a Nevada corporation (the “Company”), W-Net, Inc. (“Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain services as set forth on Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant to perform, using David Weiner (the “Principal”), those duties set forth in the Schedule A attached hereto and such other duties as may be mutually agreed to from time to time by the Company and Consultant (collectively, the “Services”). Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Compensation. For the Services rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in Schedule A subject to the terms and conditions set forth in this Agreement. The Consulting Fee (as defined below) shall be payable by the Company in advance, on a calendar monthly basis, in US Dollars by check or wire transfer to an account specified by Consultant. All amounts payable by the Company pursuant to this Section 2 shall be due within fifteen (15) days following the Company’s receipt of an invoice therefor. Any amounts not paid within fifteen (15) days following the Company’s receipt of an invoice shall accrue interest at a rate of one percent (1%) per month or the maximum lawful rate, whichever is less.

3. Term and Survivability. The term of this Agreement shall be for a period of one month from the Effective Date and shall automatically renew for successive monthly periods until terminated in accordance with the terms hereof. This Agreement may be terminated at any time for any reason by either party with five (5) days’ notice. Upon termination of this Agreement the following sections of this Agreement shall survive such termination: Sections 3, 5, 6, 7, 8, 12, and 13-23.

4. Costs and Expenses of Consultant’s Performance. The Company shall reimburse Consultant for all costs and expenses incurred by Consultant in connection with providing the Services upon Consultant providing reasonable substantiating documentation.

5. Taxes. As an independent contractor, Consultant acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of Services by Consultant pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant’s account, shall not be reimbursed by the Company to Consultant and shall be paid to the applicable taxing authority by the Company on Consultant’s behalf.

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6. Confidentiality. Reference is hereby made to that certain Nondisclosure Agreement, dated as of December 9, 2014, by and between the Company and Consultant (the “NDA”). The NDA is hereby incorporated by reference and the parties hereby agree to abide by the terms thereof as if set forth herein. The term “Confidential Information” as used herein shall have the meaning ascribed to it in the NDA. The parties shall treat the terms and conditions and the existence of this Agreement as Confidential Information.

The Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission (i) disclosing this Agreement and any ancillary agreements (including that certain Lock-Up Agreement, dated as of the date hereof) entered into by Consultant in connection with the Services and (ii) containing such other disclosures as are acceptable to Consultant.

7. Return of the Company’s Proprietary Materials. Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under its control. Consultant further agrees that upon termination of this Agreement, Consultant’s, employees, consultants, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

8. Assignment of Proprietary Rights. Other than the Proprietary Rights listed on the Schedule B attached hereto, if any, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant’s engagement by the Company in connection with the Services (“Inventions”). “Proprietary Rights” means any and all patent rights, copyright rights, trademark rights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property, industrial property and proprietary rights recognized anywhere in the world, now or in the future.

Consultant acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Consultant develops or prepares for the Company during the period of Consultant’s engagement by the Company and that such work by Consultant shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Consultant agrees promptly to disclose in writing to the Company all Inventions in order to permit the Company to claim rights to which it may be entitled under this Agreement. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Consultant will assist the Company, at the Company’s expense, in any reasonable manner to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will farther assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company.

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9. Trade Secrets of Others. Consultant represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Section 9 of this Agreement.

10. [Reserved.]

11. Independent Contractor. Consultant shall not be deemed to be an employee or agent of the Company for any purpose whatsoever. Consultant shall have the sole and exclusive control over its employees, consultants or independent contractors who provide Services to the Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

12. Non-Solicit. Consultant will not, during the term this Agreement and for three months thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

13. Equitable Remedies. In the event of a breach or threatened breach of the terms of Section 6, 7, 8 or 12 of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

14. Supercedes. This Agreement supersedes any prior written and verbal agreements between Consultant and the Company relating to the subject matter hereof.

15. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of California. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the state and Federal courts located in Los Angeles, California, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Los Angeles, California.

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16. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedules A and B referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

17. Attorneys’ Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the Consultant shall be entitled to receive from the Company all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action or proceeding.

18. Assignment. This Agreement and the rights, duties and obligations hereunder may be assigned or delegated by Consultant.

19. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

20. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

21. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice). Additionally, an email shall be sent with a copy of all written notices.

(i) If to the Company:

DigiPath, Inc.

Attn: President

6450 Cameron Street #113

Las Vegas, NV 89118

Phone:

Email: todd@digipath.com

(ii) If to the Consultant:

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

22. Limitation of Liability. Notwithstanding anything to the contrary set forth herein, Consultant shall not be liable to the Company for any loss of business or profits or replacement costs or for indirect, incidental, punitive, or consequential damages for any cause of action, whether in contract, tort, or otherwise even if Consultant has been or should have known of the possibility of such damages. In no event shall the aggregate liability of Consultant arising out of, or relating in any way to, this Agreement exceed the aggregate amount of the Consulting Fees actually paid to Consultant pursuant to Section 2 hereof during the twelve (12) month period prior to the action giving rise to any claim.

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23. Indemnification. The Company agrees to indemnify and hold harmless Consultant and its affiliates, and the respective officers, directors, employees, agents and representatives of Consultant, its affiliates and each other person, if any, controlling Consultant or any of its affiliates (Consultant and each such other person and entity being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with this Agreement, and will reimburse each Indemnified Person for all expenses incurred by such Indemnified Party (including reasonable fees and expenses of counsel) in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with this Agreement, whether or not pending or threatened and whether or not any Indemnified Person is a party (collectively, “Damages”). The Company will not, however, be responsible for any Damages that have resulted from the willful misconduct or gross negligence of any Indemnified Person. Any Damages incurred by an Indemnified Person shall be paid by the Company in advance of the final disposition of such claim, suit, investigation or proceeding upon receipt of a written undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company pursuant to this Section 23.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the Effective Date written above.

CONSULTANT

By:	/s/ David Weiner
Name:	David Weiner
Title:	President

DigiPath, Inc.

By:	/s/ Todd Denkin
Name:	Todd Denkin
Title:	CEO & President

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Schedule A

1.	TITLE, DUTIES AND OPERATIONAL RESPONSIBILITIES:

a.	Consultant will have the title of Consultant

b.	Consultant will provide advice and guidance in the following areas;

i.	Business development

ii.	Finance

2.	SCHEDULE AND COMMITMENT OF TIME:

Consultant is expected to devote as much time as needed to assist in fulfilling responsibilities in item 1 above.

3.	REPORTING SCHEDULE:

Consultant shall report regularly, and not less frequent than twice per week, to Board of Directors his actions on behalf of the Company. The Consultant shall keep a detailed list of all communications as required by the Company.

4.	COMPENSATION AND PAYMENT TERMS:

a.	Upon signing of this agreement, Company shall pay Consultant a fee of $5,000 per month (the “Consulting Fee”).

SCHEDULE B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

[X]	No inventions or improvements
[ ]	Additional Sheets Attached

Signature of Consultant:	/s/ David Weiner
Print Name of Consultant:	David Weiner
Date:	December 10, 2014